                                                                 Morgan Stanley
                                                                 Charter Series

       February 2005
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 28, 2004 and the Prospectus Supplement dated December 16, 2004.

                                                         Issued: March 31, 2005

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                   INCEPTION-  COMPOUND
                                                                                                    TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004    2005     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %       %         %          %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   (3.6)      11.6       4.7
                                                                     (3 mos.)             (2 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6)  (12.1)     72.0       5.1
                 (10 mos.)                                                                (2 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3   (11.1)     96.9       12.0
                                               (10 mos.)                                  (2 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3)  (4.5)      0.5        0.1
                                               (10 mos.)                                  (2 mos.)
------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
February 2005

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of February 28, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $11.16   -1.30%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $17.20   -4.69%
    ------------------------------------------------------------------------
    Charter Graham                                          $19.69   -1.62%
    ------------------------------------------------------------------------
    Charter Millburn                                        $10.05    0.02%
    ------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                     Month ended           YTD ended
                  February 28, 2005     February 28, 2005
                 ------------------    ------------------
Currencies             0.10%                 -2.37%
Interest Rates        -2.33%                 -0.99%
Stock Indices          0.73%                 -0.62%
Energies               0.59%                  1.25%
Metals                 0.17%                  0.15%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate futures markets, losses were recorded from long positions in long-term European, Japanese, and U.S. interest rate futures as prices declined in response to strong global economic data and congressional testimony by Federal Reserve Chairman Alan Greenspan, which supported Wall Street expectations for additional interest rate hikes.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global stock index futures markets, gains were recorded from long positions in European, and Pacific Rim equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than expected unemployment data out of the U.S. The long positions in Pacific Rim equity index futures continued to profit as prices drifted higher when positive economic data painted a brighter picture of the Far East Region's economy. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed global stocks higher as investors welcomed the benefits of an improving economy.

.. In the energy markets, gains were experienced from long positions in crude oil futures as prices climbed higher amid the release of data from the International Energy Agency estimating that global oil usage for 2005 would rise due to increased demand from China. Fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels also boosted prices.

.. In the metals markets, long positions in copper futures recorded gains as prices advanced due to the weaker U.S. dollar and news of strong demand from China.

CHARTER MSFCM

                                    [CHART]

                       Month ended             YTD ended
                    February 28, 2005      February 28, 2005
                    -----------------      -----------------
Currencies               -5.59%                 -10.89%
Interest Rates           -1.70%                  -0.23%
Stock Indices             1.71%                   1.84%
Energies                  1.36%                  -1.57%
Metals                    0.04%                  -0.30%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency markets, losses resulted from long positions in the Japanese yen and Singapore dollar against the U.S. dollar early in the month as the value of the U.S. dollar advanced in response to positive sentiment for the Bush administration's budget proposal. Relaxed speculation that China would revalue its currency following the recent Group of Seven meetings also boosted the U.S. dollar's value. Additional losses were recorded from newly established short positions in the Japanese yen and Singapore dollar, as well as from existing short positions in the Swiss franc and the euro against the U.S. dollar as the value of the U.S. dollar weakened versus most currencies during the latter half of the month due to negative comments by Federal Reserve Chairman Alan Greenspan about the considerable U.S. Current-Account deficit and U.S. dependence on foreign investment. A larger-than-expected drop in January's leading economic indicators and news that South Korea's Central Bank would be reducing its U.S. dollar currency reserves also weighed on the U.S. dollar. Elsewhere in the currency markets, losses were experienced from cross-rate positions in the euro versus the British pound.
.. In the global interest rate futures markets, losses were recorded from long positions in long-term U.S., Japanese, and European interest rate futures as prices declined in response to strong global economic data and congressional testimony by Federal Reserve Chairman Alan Greenspan, which supported Wall Street expectations for additional interest rate hikes.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global stock index futures markets, gains were recorded from long positions in Pacific Rim and U.S. equity index futures as prices moved higher early in the month amid the successful elections in Iraq and lower-than-expected unemployment data out of the U.S. The long positions in Pacific Rim equity index futures continued to profit as prices drifted higher when positive economic data painted a brighter picture for the Far East Region's economy. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed global stocks higher as investors welcomed the benefits of an improving U.S. economy.
.. In the energy markets, gains were experienced from long positions in crude oil futures as prices climbed higher amid the release of data from the International Energy Agency estimating that global oil usage for 2005 would rise due to increased demand from China. Fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels also boosted prices.

CHARTER GRAHAM

                                    [CHART]

                    Month ended             YTD ended
                 February 28, 2005      February 28, 2005
                 -----------------     -----------------
Currencies           -0.41%                  -5.84%
Interest Rates       -4.06%                  -2.51%
Stock Indices         2.87%                  -0.90%
Energies             -0.03%                  -1.26%
Metals                0.79%                   0.38%
Agriculturals        -0.35%                  -0.42%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate futures markets, losses were recorded from long positions in long-term European, U.S., and Japanese interest rate futures as prices declined in response to strong global economic data and congressional testimony by Federal Reserve Chairman Alan Greenspan, which supported Wall Street expectations for additional interest rate hikes.
.. In the currency markets, losses resulted from long positions in the Japanese yen against the U.S. dollar early in the month as the value of the U.S. dollar advanced in response to positive sentiment for the Bush administration's budget proposal. Relaxed speculation that China would revalue its currency following the recent Group of Seven meetings also boosted the U.S. dollar's value. Additional losses were recorded from newly established short positions in the Japanese yen, as well as from existing short positions in the euro against the U.S. dollar as the value of the U.S. dollar weakened versus most currencies during the latter half of the month due to negative comments by Federal Reserve Chairman Alan Greenspan about the considerable U.S. Current-Account deficit and U.S. dependence on foreign investment. A larger-than-expected drop in January's leading economic indicators and news that South Korea's Central Bank would be reducing its U.S. dollar currency reserves also weighed on the U.S. dollar.
.. In the agricultural markets, short positions in the soybean meal resulted in losses as prices reversed higher on news of extremely cold weather in the growing regions of the United States and rumors of a reduction on world output during 2005.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global stock index futures markets, gains were recorded from long positions in European, and Pacific Rim equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than expected unemployment data out of the U.S. The long positions in Pacific Rim equity index futures continued to profit as prices drifted higher when positive economic data painted a brighter picture of the Far East Region's economy. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed global stocks higher as investors welcomed the benefits of an improving U.S. economy.
.. In the metals markets, long futures positions in zinc, copper, and nickel recorded gains as prices advanced due to the weaker U.S. dollar and news of strong demand from China.

CHARTER MILLBURN

                                    [CHART]

                     Month ended            YTD ended
                  February 28, 2005     February 28, 2005
                  -----------------     -----------------
Currencies              1.44%                -2.44%
Interest Rates         -1.77%                -0.43%
Stock Indices           1.53%                 0.46%
Energies                0.24%                 0.37%
Metals                  0.62%                 0.17%
Agriculturals          -1.77%                -1.33%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global stock index futures markets, gains were recorded from long positions in Pacific Rim, European, and U.S. equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than expected unemployment data out of the U.S. The long positions in Pacific Rim equity index futures continued to profit as prices drifted higher when positive economic data painted a brighter picture of the Far
   East Region's economy. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed global stocks higher as investors welcomed the benefits of an improving economy.
.. In the currency markets, gains were experienced from long positions in the Polish zloty versus the euro and the U.S. dollar as the value of the Polish zloty trended higher against these currencies due to strong economic data out of Poland. Additional gains resulted from short positions in the Japanese yen versus the Australian dollar and the British pound as the value of the yen moved lower early in the month amid investor's concerns that the Japanese economy would continue to be in recession longer then previously anticipated.
.. In the metals markets, long futures positions in gold recorded gains as prices moved higher due to weakness in the U.S. dollar. Additional gains were experienced from long futures positions in copper, nickel, and zinc as prices also increased due to the weakness in the U.S. dollar and news on strong demand from China.
.. In the energy markets, gains were experienced from long positions in gas oil and crude oil futures as prices climbed higher amid the release of data from the International Energy Agency estimating that global oil usage for 2005 would rise due to increased demand from China. Fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels also boosted prices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate futures markets, losses were recorded from long positions in long-term European, Japanese and U.S. interest rate futures as prices declined in response to strong global economic data and congressional testimony by Federal Reserve Chairman Alan Greenspan, which supported Wall Street expectations for additional interest rate hikes.
.. In the agricultural markets, short positions in the soybean complex, wheat and corn resulted in losses as prices reversed higher on news of extremely cold weather in the growing regions of the United States and rumors of a reduction on world output during 2005. Additional losses were recorded from short positions in cotton futures as prices moved higher on news of strong export demand from Asia.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED FEBRUARY 28, 2005 (UNAUDITED)

                                     Morgan Stanley               Morgan Stanley               Morgan Stanley
                                 Charter Campbell L.P.          Charter MSFCM L.P.          Charter Graham L.P.
                              ---------------------------  ---------------------------  ---------------------------
                                           Percentage of                Percentage of                Percentage of
                                          February 1, 2005             February 1, 2005             February 1, 2005
                                             Beginning                    Beginning                    Beginning
                                Amount    Net Asset Value    Amount    Net Asset Value    Amount    Net Asset Value
                              ----------  ---------------- ----------  ---------------- ----------  ----------------
                                  $              %             $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)       478,595         .17          365,200         .17          790,924         .18
                              ----------       -----       ----------       -----       ----------       -----

EXPENSES
  Brokerage fees (Note 2)      1,451,681         .52        1,097,394         .52        2,310,768         .52
  Management fees (Note 2&3)     615,512         .22          351,167         .16          739,446         .17
                              ----------       -----       ----------       -----       ----------       -----
   Total Expenses              2,067,193         .74        1,448,561         .68        3,050,214         .69
                              ----------       -----       ----------       -----       ----------       -----

NET INVESTMENT LOSS           (1,588,598)       (.57)      (1,083,361)       (.51)      (2,259,290)       (.51)
                              ----------       -----       ----------       -----       ----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                         9,114         --        (4,278,379)      (2.03)      (6,317,018)      (1.42)
  Net change in unrealized    (2,039,556)       (.73)      (4,519,682)      (2.15)       1,385,176         .31
                              ----------       -----       ----------       -----       ----------       -----
   Total Trading Results      (2,030,442)       (.73)      (8,798,061)      (4.18)      (4,931,842)      (1.11)
                              ----------       -----       ----------       -----       ----------       -----

NET INCOME (LOSS)             (3,619,040)      (1.30)      (9,881,422)      (4.69)      (7,191,132)      (1.62)
                              ==========       =====       ==========       =====       ==========       =====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                         Percentage of
                                        February 1, 2005
                                           Beginning
                               Amount   Net Asset Value
                              --------  ----------------
                                 $             %
INVESTMENT INCOME
  Interest income (Note 2)      92,416         .16
                              --------        ----

EXPENSES
  Brokerage fees (Note 2)      301,470         .52
  Management fees (Note 2&3)    96,472         .18
                              --------        ----
   Total Expenses              397,942         .70
                              --------        ----

NET INVESTMENT LOSS           (305,526)       (.54)
                              --------        ----

TRADING RESULTS
Trading profit (loss):
  Realized                    (517,918)       (.89)
  Net change in unrealized     836,535        1.45
                              --------        ----
   Total Trading Results       318,617         .56
                              --------        ----

NET INCOME (LOSS)               13,091         .02
                              ========        ====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED FEBRUARY 28, 2005 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                           CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                    CHARTER GRAHAM L.P.
                   ------------------------------------  ------------------------------------  ----------------------------
                        UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                   --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                        $          $                          $          $                          $

Net Asset Value,
 February 1, 2005  24,654,105.912  278,722,692   11.31   11,675,152.765  210,699,735   18.05   22,167,467.103  443,667,482
Net Income (Loss)        --         (3,619,040)   (.15)        --         (9,881,422)   (.85)        --         (7,191,132)
Redemptions          (153,109.376)  (1,708,701)  11.16     (156,368.827)  (2,689,544)  17.20     (151,179.226)  (2,976,719)
Subscriptions       1,271,501.247   14,189,954   11.16      286,525.314    4,928,235   17.20      822,527.918   16,195,575
                   --------------  -----------           --------------  -----------           --------------  -----------

Net Asset Value,
 February 28, 2005 25,772,497.783  287,584,905   11.16   11,805,309.252  203,057,004   17.20   22,838,815.795  449,695,206
                   ==============  ===========           ==============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                   CHARTER MILLBURN L.P.
                   -------- -----------------------------------
                   PER UNIT     UNITS        AMOUNT    PER UNIT
                   -------- -------------  ----------  --------
                      $                        $          $

Net Asset Value,
 February 1, 2005   20.01   5,758,667.128  57,882,291   10.05
Net Income (Loss)    (.32)        --           13,091    --
Redemptions         19.69     (52,244.864)   (525,061)  10.05
Subscriptions       19.69      72,683.305     730,467   10.05
                            -------------  ----------

Net Asset Value,
 February 28, 2005  19.69   5,779,105.569  58,100,788   10.05
                            =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least sixth month after the closing at which a person first becomes a limited partner upon five business days advance notice by redemption form to Demeter. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with MSFCM to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.


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